Filed Pursuant to Rule 433

Registration No. 333-209714

May 15, 2018

AVISTA CORPORATION

$375,000,000

First Mortgage Bonds,

4.35% Series due 2048

PRICING TERM SHEET

Issuer:	Avista Corporation
Security:	First Mortgage Bonds, 4.35% Series due 2048
Ratings (Moody’s/S&P)*:	A2 (Moody’s)/A-(S&P)
Principal Amount:	$375,000,000
Trade Date:	May 15, 2018
Settlement Date**:	May 22, 2018 (T+5)
Maturity Date:	June 1, 2048
Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2018
Coupon:	4.350%
Public Offering Price:	99.899% of the principal amount
Yield to Maturity:	4.356%
Benchmark Treasury:	3.000% due February 15, 2048
Spread to Benchmark Treasury:	115 bps
Benchmark Treasury Price:	96-02
Benchmark Treasury Yield:	3.206%
Optional Redemption:	Make-whole call at any time prior to December 1, 2047 at 20 bps spread over Benchmark Treasury.

Callable on or after December 1, 2047 at par.
CUSIP/ISIN:	05379B AQ0 / US05379BAQ05
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC
Co-Managers:	KeyBanc Capital Markets, Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the securities initially will settle T+5 (on May 22, 2018), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of securities who wish to trade securities prior to the date that is two business days before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC, which are incorporated therein by reference, for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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